Subsidiaries

Name	Jurisdiction of Incorporation/Organization

Active
First Look Media, Inc.
First Look Music, Inc.
Intrastate Film Distributors, Inc.
First Look Media (UK) Ltd.
First Look Media D&D II Limited
Smiley Face Productions, Inc.
Smiley Services, Inc.
Infinity Services, Inc.
American Crime Productions, Inc.

Inactive
Alien Towers, Inc.
Code 99 Productions, Inc.
Fearless Advertising, Inc.
Film Track Software, Inc.
First Look Artists, Inc.
First Look Artists, Inc.
First Look Entertainment
Interpersonal Films, Inc.
Map Productions, Inc.
Overseas Filmgroup, Inc.
Overseas Filmgroup, Inc.
Skins Productions, Inc.
Walrus Pictures, Inc.	CA DE DE UK UK CA CA CA CA CA CA CA CA CA DE CA CA CA CA DE CA CA